Exhibit 10.17

[Tencent logo]	Cooperation Agreement between Weixin Official Platform and Sogou Search

English Translation

Cooperation Agreement

between

Weixin Official Platform

and

Sogou Search

Agreement No.: [17-SD-00731]

Party A: Shenzhen Tencent Computer Systems Co., Ltd.

Contact person:

Mailing address:

Tel:

Email:

Party B: Beijing Sogou Information Service Co., Ltd.

Contact person: Han Yifan

Mailing address: 7/F Sohu.com Internet Plaza, No. 1 Park Zhongguancun East Road, Haidian District, Beijing

Tel: 56898391

E-mail: hanyifan@sogou-inc.com

Whereas:

1. Party A, Party B and their relevant affiliates entered into a Business Development and Resource Sharing Agreement on September 16, 2013, whereby the parties entered into a strategic cooperation;

2. Party B desires to use public data on Party A’s Weixin official platform to provide search services, and both parties have negotiated their intentions in respect of such cooperation;

3. Party A and Party B signed No. 14-SGO-04344, No. 15-SD-10681 and No. 17-SD-10269 Cooperation Agreements between Weixin Official Platform and Sogou Search (the “Original Agreements”) in May 2014 and November 2015 and on March 21, 2017, respectively.

NOW THEREFORE, in order to specify the terms of the cooperation, establish data usage specifications, and safeguard the legitimate rights and interests of Weixin official platform users, Party A and Party B hereby enter into the following cooperation agreement in line with the principle of equality and mutual benefits and win-win cooperation:

Confidential Information

Chapter I Definitions and Interpretations

I. Definitions

Unless otherwise defined in this Agreement, the following terms shall have the following specific meanings:

1. Chinese Law:

Referring to any laws, rules, regulations, judicial interpretations and other legal norms currently in force and promulgated and implemented in the future in jurisdictions of mainland China.

2. Official Platform Data and Contents:

Referring to the public contents on Party A’s Weixin official platform, including but not limited to public registration information of official platform subscription accounts and service account operators, and all information publicly distributed by official platform subscription accounts and service account operators through Weixin official platform (different from point-to-point information and region or subscriber specific information), the specific scope of contents of which shall be subject to the assessment and determination by Party A according to law.

3. Sogou Search Services:

Referring to such search services as content retrieval and result response on Sogou search engines, including PC end (www.sogou.com, www.soso.com) and wireless end (including Sogou, Soso mobile web search and Sogou search app client), based on Official Platform Data and Contents.

4. Trade Secrets:

Referring to the technical, financial, commercial and other information owned by either party hereto and/or its subsidiaries or affiliated companies and treated by such party as trade secrets, which have the following characteristics:

(a)             Unknown to the public;

(b)             Able to bring economic benefits to the right owner;

(c)              Being practical; and

(d)             Treated by the right owner as secrets and appropriate protective measures having been taken for it.

5. Force Majeure:

Referring to earthquake, typhoon, fire, flood, war, strike, riot, hacker attack, operator technical failure or change of policy or any other natural or man-made disaster occurred during the term of this Agreement, which is unpredictable (or the occurrence or consequences of which is inevitable even though predictable) and beyond the control of either party and renders the full performance by either party of this Agreement impossible.

6. Official Platform Source Pages:

The source pages (currently bearing a domain suffix of weixin.qq.com) under Weixin official platform, or other pages designated by Weixin official platform.

II. Interpretations

1. Unless explicitly indicated as working days, the term “day” mentioned herein refers to calendar day.

2. The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of any part of this Agreement.

3. As the context requires, the plural shall include the singular and vice versa.

4. A reference to a chapter, clause and paragraph shall be a reference to a chapter, clause and paragraph of this Agreement.

Chapter II Representations and Warranties

III. Legal Status

Each party represents and warrants that, from the signing date of this Agreement:

1.                  It is qualified to engage in the transaction hereunder, and such transaction complies with its business scope;

2.                  It has full power to enter into this Agreement and to perform its obligations hereunder;

3.                  Its authorized representative has sufficient authority to sign this Agreement on its behalf.

IV. Legal Force

1.                  From the effective date, this Agreement shall be legally binding upon both parties.

2.                  Each party warrants that its execution and performance of this Agreement and the business transactions carried out pursuant to this Agreement will not violate any Chinese Law.

Chapter III Cooperation Contents, and Rights and Obligations of the Parties

V. Cooperation Contents and Scope

1.                  During the term of this Agreement, Party A and Party B will cooperate, based on Official Platform Data and Contents, in providing users in mainland China (excluding Hong Kong, Macao and Taiwan) with Sogou Search Services. Except for Official Platform Data and Contents (limited to data provided by Party A) prescribed herein, Sogou shall not grab, acquire or use other contents involving Weixin or Weixin official platform in any way including through a Spider program or through any third party channels.

2.                  During the term of this Agreement, in the form of inventory plus regular increment (the update frequency to be separately determined by the parties through negotiation), Party A will provide Party B with Official Platform Data and Contents and provide users in mainland China (excluding Hong Kong, Macao and Taiwan) with Sogou Search Services based on the foregoing data. The specific form in which the service will be displayed and the product scheme of Party B shall be used and put online only after they are confirmed by Party A in writing (including by email).

3.                  During the term of this Agreement, in addition to the cooperation prescribed in this Agreement, Party B will also promote Party A’s official platform products in a manner agreed by the parties by utilizing Party B’s own user platforms and flow resources.

4.                  During the term of this Agreement, Party B shall, according to Party A’s requirements, provide related popular search words, hit rate, classification, search volume, click rate and other related data of search services based on Official Platform Data and Contents for Party A to manage user operation and improve user experience. Except for the Official Platform Data and Contents searched on Weixin app client pages, the Official Platform Data and Contents search services provided by Party B shall not provide and display to users the reading volume, “like” quantity and other related data. Party A shall keep the above data confidential, and without the prior written consent of Party B, Party A shall not publish, provide or reveal the above data to any third party. In addition, Party B shall take reasonable and effective technical measures to ensure the security of Official Platform Data and Contents provided by Party A, including but not limited to measures to prevent any third party from grabbing, acquiring and using official platform data in Party B’s products by artificial or technical means, and Party A shall be entitled to limit, suspend, partially or entirely terminate the provision of official platform data hereunder.

5.                  During the term of this Agreement, as to default search results, Party B will display the top 100 official platform data search results for viewing. If the user needs to view more search results, the user shall log in with the applicable account. In such a strategy restricting unlogged users of Party B’s products from viewing official platform data search results and similar strategies displaying varied search results by logging status, user level and other standards, unless with the written consent of Party A, Party B shall only offer the Weixin authorized logging, and logging in through third-party authorization shall be prohibited.

6.                  Party A authorizes Party B to provide Sogou Search Services in respect of Official Platform Data and Contents only in mainland China (excluding Hong Kong, Macao and Taiwan) and for noncommercial purposes. The explicit prior written consent of Party A is required if Party B needs to use Official Platform Data and Contents in any other territory, in any other form or for commercial purposes.

7.                  Neither party is required to pay to the other party or any third party any fees in respect of the cooperation hereunder.

8.                  Without the consent of Party A, Party B shall not, itself or assist any third party to, develop or put online any ranking lists or influence lists or other ranking products or functions of any Weixin official account or its articles and other information and contents, and shall not use the data, information and contents acquired from the cooperation hereunder to realize such products or functions.

9.                  Without the consent of Party A, Party B shall not provide subscription systems independent from Weixin official platform (i.e., users may not subscribe or collect data or contents of Weixin official platform through any platform other than Weixin official platform), and shall not use or use in a disguised way data or contents of Weixin official platform to provide any product or service that is the same as or similar to Weixin official platform products, functions or interfaces. Party B also undertakes not to, and not to assist any third party to, put online such functions.

VI. Rights and Obligations of the Parties

1.                  Each party confirms that the documents it provides to the other party (including but not limited to business registration, tax registration and other commercial documents) are true and free from misrepresentation or fraud.

2.                  Party A warrants that it has the power to provide Party B with Official Platform Data and Contents according to this Agreement, and to provide Official Platform Data and Contents and updates thereof according to cooperation needs. Party A shall also use reasonable commercial efforts to make sure that data information is timely provided to Party B.

3.                  Party A shall use reasonable commercial efforts to make sure the data interfaces and data fields it provides meet the invocation timeliness and quality requirements as agreed upon by the parties.

4.                  When using Official Platform Data and Contents, Party B shall indicate that they are sourced from Party A. Party B is obliged to correctly and completely indicate the data source to be Party A and mark “services provided by Party A”, and such use of Party A’s product name shall be confirmed by Party A in writing.

5.                  The Official Platform Data and Contents hereunder are for use by Party B in Sogou Search Services only, and without the written permission of Party A, Party B shall not use the related data and contents for any form of sales and commercial utilization other than the purposes prescribed hereby (including but not limited to bidding rank), or reveal, provide or permit any third party to use the same in any way.

6.                  Party B may exhibit Weixin official platform information and contents in any of the following manners: (1) Weixin Official Platform Source Pages; and (2) a typographic style set by Party B and agreed by Party A.

7.                  If Party B chooses to exhibit Weixin official platform information and contents in the manner prescribed in item (2) above, it shall submit in writing a typographic style for exhibiting Weixin official platform information and contents to Party A for assessment, independent judgment and approval in advance. If Party A approves the typographic style, the data and contents will be put out in the typographic style provided by Party B for display by Party B; otherwise, Party B shall not display Weixin official platform information and contents in any way other than Weixin Official Platform Source Pages. Party B may exhibit Weixin official platform information and contents only in the typographic style approved by Party A, and shall make sure the pages are under the domain name of Party B only.  Party B shall not edit, sort or organize Weixin official platform data without authorization or exhibit the same in a way other than the typographic style approved.

8.                  Party B’s display of plugins or functions auxiliary to Official Platform Source Pages, including link to home page (profile) of Weixin official account, link to Weixin advertisement system, and comment function, must be linked to their source pages, rather than displaying them in any form other than Weixin Official Platform Source Pages, and Party B shall not shelter, insert in, or hinder by pop-up windows in any form any auxiliary plugins or functions. When any user of Party B logs into his Weixin account, his browsing and reading of Weixin official platform information and contents, number of “likes” given and other recording data shall be synchronized with Party A in a way prescribed by Party A. Party B shall make sure such user can normally use “like”, comment and other plugins and functions that are provided by Party A and auxiliary to source pages.

9.                  When exhibiting official platform data, Party B shall guide and instruct its users to follow the Weixin official account that releases such content, and such guidance and instruction shall be obvious, accurate, effective and clear.

10.           During the performance of this Agreement, Party B shall take safe, effective and rigorous measures to prevent any third party other than parties hereto from grabbing, intercepting, acquiring and using official platform data in any way including but not limited to a Spider program.

11.           During the performance of this Agreement, Party B may not set up any subscription systems independent from Weixin official platform based on Weixin Official Platform Data and Contents.

12.           The written consent (including email, Weixin, or QQ discussion group of personnel designated by the parties) from Party A shall be obtained before the name of any product or service relating to Party A (including but not limited to Weixin) as prepared or edited by Party B is put online.

13.           Without the approval and consent of Party A, Party B shall not itself use or authorize any third party to use “Weixin”, “official account”, “official platform” and other terms or expressions in connection with Weixin or Weixin official platform in the name of any existing or future function, application or product. If any existing or future function, application or product of Party B uses any official platform data, the name of which shall be submitted to Party A for examination beforehand, without the approval and consent of Party A, Party B shall not itself use or authorize any third party to use such names. For purposes of this clause, the examination period of Party A will be 5 working days. The failure of Party A to give a reply during the examination period shall be deemed as a rejection.

14.           Party B shall immediately rectify its products and services (including but not limited to “Weixin headlines”) which have been put online in accordance with the rights, obligations and cooperation terms prescribed hereby. If Party B fails to complete the rectification within the time limit specified by Party A, then Party A shall be entitled to claim for liability for breach of contract according to this Agreement. Moreover, during the rectification period, Party A has the right to suspend providing data to Party B and to request Party B to delete the existing data.

Chapter IV Operations and Security Strategies

VII. Operation Specifications

Party B shall comply with the provisions of Weixin official platform operation rules, including Weixin Official Platform Service Agreement, Weixin Official Platform Operation Specifications, Tencent Service Agreement, Software Licensing and Service Agreement of Tencent Weixin and related specific rules. The related rules are published by Party A on relevant webpages and will be updated according to statutory requirements and operational needs. When any update requires any business adjustment by Party B, Party A shall inform Party B of such in advance.

VIII. Security Strategy Synchronization

1.                  The cooperation hereunder involves Party A’s product operation and backstage security strategies. Party A owns the operation and management power over Official Platform Data and Contents, and the provision, use and strategic adjustment of such data and contents shall be subject to the confirmation of Party A. Party B shall cooperate with Party A in real-time synchronization as notified by Party A (including but not limited to government supervision requirements, and complaint handling), and make sure the Official Platform Data and Contents strategies are at all times consistent with those of Party A. Any content confirmed by Party A to be deleted shall be synchronized by Party B at the same time and kept from exhibition in any way (including snapshot). In addition, Party B shall inform Party A of its strategies in real time.

2.                  The parties shall establish a security strategy coordination mechanism, and determine security strategies for official account data and contents according to requirements of Party A.

IX. Complaint & Crisis Management

1.                  Each party shall take responsibility for and clarify system failure or information delay caused by its own reasons. In the event of information transmission delay caused by basic communication platforms of operators, or business breakdown or service cessation caused by change of state laws, regulations, policies or adjustment of operators’ policies, which give rise to consumer complaint against Party A, or business breakdown or service cessation caused by technical failure in the process of information transmission, change of state laws, regulations, policies or adjustment of operators’ policies, either party shall immediately inform the other party so that the parties can handle the same together.

2.                  Party A has the right to deal with Official Platform Data and Contents that involve violation of state laws or regulations or infringe upon legitimate rights and interests of others according to government requirements, user complaint and other reasons and to timely inform Party B for synchronous handling, to which Party B shall provide active cooperation and assistance as required by Party A and ensure consistent handling strategies and results.

3.                  Party B shall be responsible for handling and clarification of user complaint, punishment imposed by operators or other investigation by government agencies due to reasons caused by Party B. Party A shall be responsible for handling and clarification of user complaint, punishment imposed by operators or other investigation by government agencies due to reasons caused by Party A. In addition, each party shall be liable for compensation for the loss incurred therefrom in accordance with the principles above prescribed.

4.                  Party B shall provide open, explicit and effective complaint handling channels and mechanisms, and shall be responsible for operational liabilities caused by its slackness in handling (within 12 hours after the receipt of a notice from Party A) complaints and other problems.

Chapter V User Privacy Protection

X. User Privacy Protection

1.              The parties hereof shall fully respect and protect user privacy security, and shall not disclose nonpublic information of users without the permission of users. Relevant data information shall only be used for Sogou Search Services expressly stipulated herein and shall not be used for any other purposes.

2.              Party B shall ensure that privacy protection systems and procedures which are as robust as those of Party A shall be developed in respect of the use of relevant information, so as to ensure that the user privacy information can be effectively protected.

Chapter VI Intellectual Property Protection

XI. Intellectual Property Protection

1.              Neither party may use any trademark and logo owned by the other party during the cooperation in this Agreement for any purpose other than those in this Agreement; other use for the purpose of this Agreement other than for the explicit cooperation hereunder must be subject to the prior consent of the right owner.

2.              Party B shall use the intellectual property logo and relevant information of the relevant data information for the cooperation hereunder and in compliance with relevant laws and regulations and agreement between the parties, and shall not modify, shield, delete or otherwise change or un-exhibit relevant logos at will.

3.              If either party discovers that any third party infringes the intellectual properties or other lawful rights and interests of the cooperation products, it shall promptly notify the other party, and take measures to claim against the infringer.

4.              Party A shall own the intellectual properties of Weixin Public Platform and related functions, contents and names according to law. In any case, the intellectual properties owned by Party A shall not be transferred in any form. Any intellectual property of the contents generated from the use of Weixin Public Platform services by a user shall belong to such user or relevant right owner, and Party B shall not infringe the legitimate intellectual properties of the user or relevant right owner.

5.              The Parties and their staff undertake that they shall not disparage or otherwise damage the trademark, company name and domain name owned by the other party, nor disparage, copy, distort, destroy or otherwise damage the internet webpage or website of the other party.

6.              This Article shall survive the termination of the term of this Agreement or termination of relevant agreements.

Chapter VII Confidentiality Obligation

XII. General Obligations.

1.              The commercial, marketing, technical, business or other material of either party (“Disclosing Party”) that has been or will be disclosed to the other party (“Receiving Party”) before the date of this Agreement and during the term of this Agreement was either designated as confidential information (or similar mark) at the time of disclosure, or disclosed in a confidential circumstance, or commercially reasonably determined by the parties to be confidential information (“Confidential Information”). During the term of this Agreement and three (3) years thereafter, the Receiving Party must: (A) keep Confidential Information confidential; (B) not use Confidential Information for purposes other than the purposes specified in this Agreement; and (C) not disclose to any other person other than employees of such party (or employees of its affiliates, lawyer, accountant or other consultants) on a need-to-know basis for the performance of their duties; provided that the above person shall sign a written confidentiality agreement in which the degree of confidentiality obligation shall not be lower than that of this Article.

2.              The obligation stipulated in the preceding Article does not apply to the following information: (A) information that is in the public domain at the time of disclosure or becomes part of the public domain after disclosure, other than as a result of the breach of the confidentiality obligation by the Receiving Party; (B) information that is in the possession of the Receiving Party at the time of disclosure and to which the Receiving Party bears no confidentiality obligation; (C) information obtained by the Receiving Party from a source other than the Disclosing Party through no breach of this Agreement; (D) information provided by the Disclosing Party to a third party without being subject to any confidentiality obligation; or (E) information independently developed by the Receiving Party without using any information disclosed by the Disclosing Party.

3.              Upon expiration or termination of this Agreement, or upon request of the Disclosing Party at any time, the Receiving Party shall: (A) return to the other party (or destroy, upon request of the other party) all materials and data containing Confidential Information of the other party, and (B) within ten (10) days after request of the other party, assure to the other party in writing that the above materials have been returned or destroyed.

XII. Disclosure of Trade Secret

The disclosure of any Trade Secret by either party under any of the following circumstances shall not be deemed as a breach of this Agreement:

Such information is disclosed with the prior written consent of the other party, and disclosed by a party according to the requirement of law to which it is subject, provided that the disclosing party shall inform the other party in writing in advance of the exact nature of the Trade Secret to be disclosed.

XIII. Publicity and Statement

Any intended publicity of any press release, announcement, statement or advertisement of any event in connection with this Agreement or arising from this Agreement (including but not limited to the cooperation relationship between the parties) or promotion of such event shall be submitted to the other party for review and shall be subject to the prior written consent of the other party, but the other party shall not unreasonably withhold or delay such consent. Notwithstanding the foregoing provisions, either party may: (A) subject to the compliance with confidentiality provisions, disclose this Agreement and relevant contents to its shareholders, directors, officers, employees, lawyers, accountants and other professionals, or (B) disclose this Agreement and relevant contents according to the requirements of the securities laws or other relevant laws of its jurisdiction.

Chapter VIII Breach of the Agreement

XV. Liability for Breach of Contract

1.              Either party which breaches any obligation stipulated herein shall bear liability for breach of contract, and indemnify the other party for all losses suffered by the other party therefrom.

2.              If both parties have fault, the parties shall respectively bear their own liability according to the degree of their respective fault for breach of contract.

3.              If Party B breaches this Agreement, Party A shall be entitled to require Party B to modify, rectify, adjust or cease its products or services, and shall be entitled to suspend or terminate the call and push of data content on public platform according to the degree of breach until termination of the cooperation hereunder.

4.              If Party B uses any data on public platform in violation of laws and regulations or this Agreement, which causes any loss to a third party, Party B shall promptly clarify and apologize on public media with nationwide influence, and indemnify such third party for the losses suffered by it; where Party B fails to perform this Article, Party A shall be entitled to claim against Party B all expenses incurred by Party A for the settlement, litigation, mediation, arbitration and other dispute resolutions, such as attorney fee, investigation expenses, court costs, arbitration expenses, damages, and compensations.

Chapter IX Taxation

XIV. General Requirements

Either party shall pay its own taxes according to the provisions of Chinese Law.

Chapter X Term and Termination

XVII. Term

This Agreement shall come into force after being affixed stamps by the parties and the expiration date of this Agreement shall be February 28, 2019.  The parties have the intention of long-term cooperation, and after the expiration of this Agreement Party B has the right to renew this Agreement under the same conditions.

XVIII. Termination

This Agreement shall be immediately terminated upon the occurrence of any of the following circumstance:

1.              Either party declares bankruptcy or enters into procedures for liquidation or dissolution.

2.              If either party breaches this Agreement, which causes this Agreement to be unable to be performed continually, or the continued performance cannot achieve the purpose of this Agreement, or such breach has infringed the lawful rights and interests of the other party, the other party shall give a 5 working days’ prior written notice to such party to terminate this Agreement; otherwise, either party may reserve the right of recourse.

3.              In case of new provisions, the parties may sign a supplementary agreement through friendly negotiation, which shall have equal legal effect with this Agreement.

4.              If, during the term of this Agreement, the conclusion or performance basis of this Agreement is fundamentally changed due to the issuance of new rules under state laws, regulations, relevant state departments and telecom operators or the change of policy environment, either party may notify the other party to modify the original agreement through negotiation. If the negotiation fails, either party may terminate this Agreement by giving a 5 working days’ prior written notice to the other party, and shall not bear any liability.

XIX. Matters after Termination

1.              The termination of this Agreement shall not affect the outstanding settlement hereunder or the payment obligation and other obligations or rights of either party accrued before the termination.

2.              Notwithstanding the termination of this Agreement, Chapter V and the obligations stipulated therein shall continue to have binding force upon the parties.

3.              Upon termination of this Agreement, Party B shall cease acquiring data and content from Party A’s public platform within the period required by Party A, and delete existing contents according to the requirement of Party A.

Chapter XI Governing Law and Dispute Resolution

XX. Law

The signing, effectiveness, interpretation and enforcement of this Agreement and resolution of dispute hereunder shall be governed by the laws of the People’s Republic of China.

XXI. Negotiation and Mediation

Any dispute arising from this Agreement shall be settled through friendly negotiation between the parties; if negotiation fails, either party may file a lawsuit before the People’s Court of Nanshan District, Shenzhen at the domicile of Party A.

Chapter XII Supplementary Provisions

XXII. Waiver

No failure by a party to exercise or timely exercise any right, power or priority under this Agreement shall operate as a waiver of that right, power or priority, nor shall any single or partial exercise of any right, power or priority prevent the future exercise of any right, power or priority.

XXIII. Modification

This agreement shall not be modified unless by a written agreement signed by the parties.

XXIV. Entire Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all previous discussions, negotiations and agreements.

XXV. Successors

This Agreement shall bind upon and inure to the benefit of the parties and their respective lawful successors and assigns.

XXVI. Force Majeure

1.              In case of Force Majeure, the performance of obligations of the parties hereunder will be suspended within the affected scope and duration of Force Majeure. Neither party shall bear any liability therefrom.

2.              Either party which claims to suffer Force Majeure shall notify the other party no later than 5 working days after the occurrence of Force Majeure, and subsequently a written certification with respect to Force Majeure confirmed by relevant authorities, and shall minimize the impact of Force Majeure to the extent possible.

3.              In case of Force Majeure, the parties shall immediately discuss the problem resolution plans. If Force Majeure lasts for more than thirty (30) days, and has a material adverse impact on the performance of this Agreement, either party may terminate this Agreement.

XXVII. Assignment

Without the prior written consent of the other party, neither party may assign this Agreement or its rights and obligations hereunder to any third party in part or in whole.

XXVIII. Notice

Any notice or other communications sent according to this Agreement shall be in writing (including email), and sent to the following address of the parties (including email address) or other address and/or email address subsequently notified by a party to the other party in writing:

If to Party A:

Address:

Email address:

If to Party B:

Address:

Email address:

XXIX: Miscellaneous

1.              This Agreement shall be made in two counterparts in Chinese with each party holding one. Such two counterparts shall have the same legal effect.

2.              Any matter not mentioned herein shall be subject to the provisions of Chinese Law.

3.              Appendixes hereto are integral part of this Agreement. In case of any conflict between the appendixes and this Agreement, this Agreement shall prevail. Any matter not referred to herein shall be subject to the appendixes hereto and the separate written agreements between the parties.

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Signed by:

Party A (Seal): Shenzhen Tencent Computer Systems Co., Ltd.	Party B (Seal): Beijing Sogou Information Service Co., Ltd.

Authorized Representative:	Authorized Representative:

Date:	Date: